Exhibit 99.1

Embarr Downs Thoroughbred Workouts

Embarr Downs, Inc. (OTC: EMBR) announced today that its thoroughbred Rock Off has completed 5 workouts. The workouts are listed below:

Thoroughbred	Date	Track	Distance	Time
Rock Off	November 22, 2013	BHP	5 Furlongs	1 Minute 2.8 Seconds
Rock Off	November 15, 2013	BHP	4 Furlongs	48 Seconds
Rock Off	November 9, 2013	BHP	4 Furlongs	49 3/5 Seconds
Rock Off	November 3, 2013	BHP	3 Furlongs	38 3/5 Seconds
Rock Off	October 27, 2013	BHP	3 Furlongs	38 Seconds

A list of current workouts can be found on the Company’s website:  http://www.embarrdowns.com/Workouts.html or at www.equibase.com.

The Company provides updates on its Facebook page (https://www.facebook.com/embarrdowns) and on Twitter (https://twitter.com/EmbarrDowns).

The Company currently expects Rock Off to race on December 13th-15th.  “We are excited for Rock Off to get back to track after his layoff,” says President/CEO Joseph Wade. "At the same time that excitement must be tempered with the reality that it will be his first race back and he may need one race before we see him running in top form.  We are currently waiting to see how Rocky comes out of his next workouts and for the next condition books from Hollywood Park to see which races are preliminary scheduled for that weekend.”

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds.  The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing.  More information can be found at www.embarrdowns.com   Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com
www.embarrdowns.com